Exhibit 99.1

[ASHWORTH LOGO]

Contact: Randall L. Herrel, Sr. – Chairman & CEO
(760) 929-6142
Terence Tsang – EVP & CFO
(760) 929-4611

Investor Relations: Sean Collins
CCG Investor Relations
(818) 789-0100, ext. 202

ASHWORTH, INC. APPOINTS INTERNATIONAL APPAREL EXECUTIVE

PER GASSEHOLM CHIEF OPERATING OFFICER AND EXECUTIVE VICE PRESIDENT

CARLSBAD, CALIFORNIA, October 12, 2004 — Ashworth, Inc. (NASDAQ: ASHW), a leading designer of sportswear and golf apparel, today announced the appointment of international apparel industry veteran Per Gasseholm to the post of Chief Operating Officer and Executive Vice President, effective November 1, 2004.

Originally from Denmark, Mr. Gasseholm, 45, has 20 years of experience in the global apparel industry, including retail, sales, marketing, licensing, merchandising, product development, sourcing and overall brand management. He joins Ashworth from Blue Marlin Corp., where he served as Chief Operating Officer since 1999, and where he was instrumental in the development and execution of a multi-branded, multi-channel strategy.

Previously, Mr. Gasseholm held progressively more responsible positions with Levi Strauss & Co. from 1987 to 1999. With Levi Strauss, he began as a Senior Product Manager in their Nordic Region, based in Helsingborg, Sweden. In 1991, he became Merchandising Manager, Levi’s Brand, with its U.K. operations, and in 1994 was a Brussels-based Project Leader on a customer service initiative. Named Merchandising and Design Manager, Levi’s Tops in 1995, Mr. Gasseholm came to the San Francisco corporate headquarters in the United States. In 1998, he was promoted to Brand Manager with P&L responsibility for a $2 billion branded business.

Randall L. Herrel, Sr., Chairman and Chief Executive Officer, commented, “We are pleased to welcome Per Gasseholm to our executive ranks as COO & EVP. His combination of large-company and smaller-company experience, and the range of his entrepreneurial and managerial achievements, make him the ideal candidate to lead Company operations in today’s competitive market. Initially, his primary focus will be the Company’s supply chain and customer service functions on a global basis.”

Mr. Gasseholm commented, “I am thoroughly impressed with what Ashworth and its leadership have achieved over the last 5 to 10 years. I am looking forward to being an integral part of the team as they continue to further strengthen their leadership position in the industry. This company has exciting opportunities to further expand its branded product portfolio and supply a continuous flow of innovative products to diverse distribution channels.”

Ashworth, Inc. is a designer of men’s and women’s golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth CollectionTM is a range of upscale sportswear designed to be worn on and off course. Ashworth AuthenticsTM showcases the most popular items from the Ashworth line. Ashworth Weather Systems® utilizes technology to create a balance between fashion and function in a variety of climatic conditions. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official Licensee of Callaway Golf Company.

In July 2004, Ashworth, Inc. acquired Gekko Brands, LLC (“Gekko”), a leading designer, producer and distributor of headwear and apparel under The Game® and Kudzu® brands. This strategic acquisition provides opportunity for additional growth in new, quality channels of distribution for the Ashworth and Callaway Golf apparel brands as well as further growth from The Game® and Kudzu® brands’ sales into the Company’s current distribution channels. The Game® brand products are marketed primarily under licenses to over 1,000 colleges and universities, as well as to the PGA TOUR, resorts, entertainment complexes and sporting goods dealers that serve the high school and college markets. The Game® brand is one of the leading headwear brands in the College/Bookstore distribution channel. The Kudzu® brand products are sold into the NASCAR/racing markets and through outdoor sports distribution channels, including fishing and hunting.

To learn more, please visit our Web site at www.ashworthinc.com.

This press release contains forward-looking statements related to the Company’s market position, finances, operating results, marketing plans and strategies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no responsibility to publicly release the results of any revisions to these forward-looking statements that may arise from changing circumstances or unanticipated events. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the timely development and acceptance of new products, as well as strategic alliances, the integration of the Company’s recent acquisition, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the timely completion and successful operation of the new distribution facility in Oceanside, CA, and other risks described in Ashworth, Inc.’s SEC reports, including the annual report on Form 10-K for the year ended October 31, 2003 and quarterly reports on Form 10-Q filed thereafter.

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